CSW Industrials Names Darron Ash to Board of Directors, Supporting Commitment to Disciplined Capital Allocation, Corporate Responsibility and Board Succession Planning

Dallas, Texas – June 3, 2024 – CSW Industrials, Inc. (the “Company) (NASDAQ: CSWI) today announced that its Board of Directors has elected Darron Ash as an independent director. Mr. Ash’s addition as a director is part of the Board’s succession planning process and comes in anticipation of upcoming age-based director retirements pursuant to the Company’s Corporate Governance Guidelines.

Mr. Ash brings deep executive expertise in financial and operational leadership to the Company’s Board. Currently, Ash serves as the Chief Executive Officer and Executive Board Member for one of the largest privately held companies in the United States, Sammons Enterprises, Inc., a Dallas-based, employee-owned diverse global holding company with over $120 billion in assets. Mr. Ash joined Sammons in 2006 as the Chief Financial Officer and was appointed an Executive Board Member in 2015. Prior to Sammons, Mr. Ash spent time in private equity at HM Capital Partners, LLC serving as the Chief Financial Officer after prior experience in public accounting, consumer products manufacturing, professional services, and real estate.

“We are pleased to welcome Darron to our Board. His breadth of executive experience as the CEO and Board Member of a large, complex organization will bring an invaluable perspective to our Board,” said Joseph B. Armes, CSW Industrial’s Chairman, Chief Executive Officer, and President. “Darron is a strong and effective leader of Sammons’ unique ownership culture that parallels our employee-centric culture at CSWI. I am confident that he will help us drive the Company’s future growth while enhancing long-term shareholder value.”

Mr. Ash received his Bachelor of Science, BS, from Texas A&M University and went on to earn a Master of Business Administration from the University of Texas at Austin.

About CSW Industrials
CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations
Alexa Huerta
Vice President, Investor Relations and Treasurer
214-489-7113
alexa.huerta@cswindustrials.com